Exhibit 1
RULE 10b5-1 SALES PLAN AGREEMENT


This Sales Plan (the "Sales Plan") is entered into on this 14th day of April, 2006 (the "Adoption Date") by and between Seymour and Evelyn Holtzman (collectively the "Seller") and Deutsche Bank Securities Inc. (hereinafter referred to as "DB Alex. Brown" or alternatively, the "Broker"), acting as agent for the Seller.

1.	Preliminary Statements

1.1	Rule 10b5-1(c). This Sales Plan is adopted and entered into
by Seller for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and with Casual Male Retail Group, Inc.'s (the "Company") Insider Trading Policy.

1.2	Securities.  The Seller is establishing this Sales Plan
in order to permit the orderly disposition of a portion of the Seller's holdings of the common stock (the "Stock") of the Company, beneficially owned, either directly or indirectly, and held by the Seller, and indicated on Schedule A hereto.

1.3	Status of Seller.  Seymour Holtzman is a director or officer of the Company.

1.4	Availability of Affirmative Defenses. Seller understands that the effectiveness of this Sales Plan in providing an affirmative defense under the Exchange Act depends upon the Seller's compliance with the conditions of that rule, and that the defense will be unavailable unless:

(a)	As of the date on which Seller executes this Sales Plan,
Seller is not aware of any material nonpublic information concerning the Issuer or its securities;

(b)	Seller enters into this Sales Plan (and any modifications
of this Sales Plan) in good faith and not part of a plan or scheme to evade compliance with the federal securities laws;

(c)	Seller does not enter into or alter a corresponding or hedging transaction with respect to the Stock; and,

(d)	Seller does not alter or modify this Sales Plan at any time
that Seller is aware of any material nonpublic information about the Company or its securities.


2.	Implementation of the Sales Plan

2.1 	Appointment; Total Sales Amount. Subject to the terms and
conditions hereof, the Seller hereby appoints Broker, and Broker hereby accepts such appointment, to sell up to 300,000 shares of Stock per month for four consecutive months beginning
December 1, 2006, with a total of 1,200,000 shares of Stock
(the "Total Sales Amount") to be sold.

2.2 	Sales Period. Broker is authorized to sell Stock pursuant
to this Sales Plan on or after December 1, 2006 and shall cease the sale of Stock pursuant to the termination of this Sales Plan as set forth in Section 6. The sale of shares of Stock pursuant to this Sales Plan shall be undertaken in the order set forth on Schedule A hereto.

2.3 	Monthly Sale Amount; Minimum Sale Price.

(a)	During the Sales Period, Broker shall sell the number of
shares of the Stock held by the Seller for the account of the Seller during each month as set forth on Schedule A (the "Sale
Amount").

(b)	The Seller and Broker agree to make appropriate
arrangements with the Company's transfer agent to have underlying shares delivered to Broker as necessary to effect sales under this Sales Plan.

(c)	If, consistent with ordinary principles of best execution
or for any other reason, Seller cannot sell the Sale Amount during any given Sales Period, the amount of such shortfall may be sold as soon as practicable during the immediately succeeding Sales Period consistent with ordinary principles of best execution.

(d)	The Sale Amount, the Total Sale Amount and the Minimum
Sale Price, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split, or stock dividend or any change in capitalization with respect to the Company that occurs during the Sales Period.

(e)	If any shares of Stock remain in the account of the
Seller after the end of the Sales Period, Broker shall return such Stock promptly to the Company's transfer agent for re-legending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller.

2.4 	Plan Account.  The Seller agrees to deliver the Stock
to be sold pursuant to this Sales Plan (the "Plan Shares") into an account at DB Alex. Brown in the name of and for the benefit of the Seller (the "Plan Account") prior to the commencement of sales under this Sales Plan. Broker shall withdraw Stock from the Plan Account in order to effect sales of Stock under this Sales Plan.

2.5 	Sales; Market Maker.  Broker may sell Stock on any national
securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Sales of Stock may be effected in whole or in part, on an agency basis, or if Broker is a market maker in the Stock at the time that any sale is to be made under this Sales Plan, Broker may, at its sole discretion, effect one or more sales on a principal basis commensurate with all regulatory requirements regarding best execution practices.

2.6 	Best Execution. Broker agrees to sell Stock under this
Sales Plan pursuant to ordinary principles of best execution. Notwithstanding the foregoing, Seller acknowledges that Broker may not be able to sell the entire amount that is instructed to sell hereunder and that this Sales Plan does not constitute a guarantee or other assurance of any kind that sales of Stock will be made at any particular price on any particular day.

2.7 	Indemnification. Seller agrees to indemnify and hold harmless
Broker from and against all claims, losses, damages and liability arising out of inquiries and/or proceedings resulting from assertions that: (i) this Sales Plan or sales made under this Sales Plan do not comply with Rule 10b5-1 or with state securities laws or regulations prohibiting trading while in possession of material nonpublic information; provided that such non-compliance is not the result of Broker's negligence or willful act or omission, and (ii) Broker has not executed any sales pursuant to the provisions of the Sales Plan; provided that any failure to perform or delay in performance results from a cause or circumstance that is beyond the reasonable control of Broker, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God." This indemnification obligation shall survive termination of this Sales Plan.

3.	Forms 144 and 4

3.1	SEC Rule 144.  The Seller represents and warrants that
the shares of Stock to be sold pursuant to this Sales Plan are currently eligible for sale under Rule 144 under the Securities
Act and agrees as follows:

(a)	Seller is an affiliate of the Company and is therefore
subject to the limitations in Rule 144, promulgated pursuant to the Securities Act, including Rule 144(e) regulating the number of shares that may be sold in any three month period. As a result, Broker is instructed to comply with Rule 144 when selling shares of Stock. Broker hereby acknowledges that it is familiar with Rule 144 and agrees to sell shares in accordance with the rule. Seller agrees not to take, and agrees not to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.

(b)	Seller will execute and deliver to Broker Forms 144
in blank for the sales to be effected under this Sales Plan at such times and in such numbers as Broker shall request, and Broker agrees to complete and file such Forms 144 on behalf of Seller as required by applicable regulation.
Seller understands and agrees that Broker shall make one
Form 144 filing at the beginning of each three-month period commencing on the first trading day of the Sales Period.

(c)	The Forms 144 will include in the Remarks section
substantially the following: "The shares covered by this Form 144 are being sold pursuant to a Rule 10b5-1 Sales
Plan dated April 14, 2006, which is intended to comply with Rule 10b5-1."

(d)	During the term of the Sales plan, Seller agrees to
promptly notify Broker in writing if he is no longer subject to Rule 144.

3.2	Section 16.

(a)	If Seller is subject to the reporting requirements
of Section 16 of the Exchange Act, Broker will inform the Seller and the Company of any sales made under this Sales Plan by the end of the day on which the trade is made, together with such information as shall be required by Seller and/or the Company to complete the Form 4 for such sale. The Seller and/or the Company shall remain solely responsible for preparing and filing such forms (to the extent applicable to the Seller). Broker acknowledges that its obligation to provide notice of sales is integral to Seller's and/or the Company's ability to file such forms.

(b)	The Forms 4 will include in the Remarks section
substantially the following: "The shares covered by this Form 4 have been sold pursuant to a Rule 10b5-1 Sales Plan dated April 14, 2006, which is intended to comply with Rule 10b5-1."


4.	Additional Covenants of the Seller

4.1	No Hedging Transactions. While this Sales Plan is
in effect, the Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Sales Plan
(including, without limitation, with respect to any securities convertible or exchangeable into the Stock) and agrees not to alter or deviate from the terms of this Sales Plan.

4.2	Exchange Act Filings. The Seller shall be
responsible for arranging all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act as a result of the transactions contemplated hereunder, to the extent such filings are applicable to the Seller.

4.3	No Influence. The Seller acknowledges and agrees
that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Agreement.

4.4	No Encumbrances. The securities to be sold under
this Sales Plan are owned free and clear by the Seller and are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, other than those which may have been entered into between the Seller and Broker or imposed by Rules
144 or 145 under the Securities Act of 1933, as amended
(the "Securities Act").

4.5	Advisors.  The Seller has consulted with the
Seller's own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with Seller's adoption and implementation of this Sales Plan.

4.6	Submission to the Company. Seller has delivered
a copy of this Sales Plan to the Company. Seller hereby consents to any filings made by the Company setting forth or otherwise making publicly available the provisions of this Sales Plan. The Company consents to any public disclosure by Seller of the provisions of this Sales Plan.


5.	Amendments or Modifications

5.1 	Seller may amend or modify the provisions of this
Sales Plan provided that:

(a)	any such amendment or modification is made at a
time that Seller is not aware of material nonpublic information;

(b)	any amendment or modification to this Sales Plan
must be in writing and signed by Seller, Broker and the Company; and,

(c) any amendment or modification to this Sales Plan shall contain a representation by Seller that Seller is not then aware of any material nonpublic information concerning the Company and its securities.

6.	Termination and Suspension

6.1 	Termination. This Sales Plan shall terminate on the
earliest to occur of:

(a)	May 1, 2007,

(b)	the date that the aggregate number of shares of
Stock sold pursuant to this Sales Plan reaches the Total
Sales Amount,

(c)	the date on which Broker receives written notice
of the incapacity or death of the Seller,

(d)	the date on which Broker receives written notice of
the termination of Seymour Holtzman's resignation/removal from the Board of the Company,

(e)	the date on which Broker receives notice of the
commencement or impending commencement of any proceedings in respect of or triggered by the Seller's bankruptcy or insolvency, and

(f)	the date Broker receives written instruction from
the Company to cease sales hereunder.

(g)	The date on which broker receives written notice
from Seller, advising Broker to terminate the Plan.

Until this Sales Plan is terminated, Seller agrees not to enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution; instruct any broker, dealer or financial institution to purchase or sell Stock or adopt a trading plan with respect to Stock other than this Sales Plan.

6.2	Suspension. If, at any time during the term of
this Sales Plan, a legal, contractual or regulatory restriction applicable to the Seller or the Seller's affiliates, including without limitation, a stock offering requiring an affiliate lock-up, would prohibit any sale pursuant to the Sales Plan (other than any such restriction relating to the Seller's possession or alleged possession of material nonpublic information about the Company or its securities), the Company agrees to give Broker notice of such restriction by telephone as soon as practicable. It shall indicate the nature and anticipated duration of the trading restriction (the
"Suspension Period"), but shall not include any other information or otherwise communicate any material nonpublic information about the Company or its securities to Broker. This Sales Plan shall be suspended for the term of the Suspension Period and until Broker receives written notice from the Company that sales may recommence under the Sales Plan.



7.	Notice

7.1	To Broker.  All notices to Broker under this
Sales Plan shall be given to Broker in the manner specified by this Sales Plan by telephone at 212.454.1976, by facsimile at 212.454.0337, by email at jim.coan@db.com, or by certified mail to the address below:

Deutsche Bank Alex. Brown
Attention: Mr. Jim Coan
280 Park Avenue, 3 East
New York, New York 10017

7.2	To Company. All notices to Company under this
Sales Plan shall be given to Company in the manner specified by this Sales Plan by telephone at (781)828-9300, by facsimile at (781) 828-3221, or by certified mail to the address below:

Casual Male Retail Group
Attn: David Levin
555 Turnpike Street
Canton, MA 02021

7.3 	To Seller. All notices to Seller under this Sales
Plan shall be given to Seller in the manner specified by this Sales Plan by telephone at (570)822-6277,by facsimile at (570) 820-7014, or by certified mail to the address below:

Seymour and Evelyn Holtzman
C/O Jewelcor Companies
100 N. Wilkes-Barre Blvd
4th Floor
Wilkes-Barre, PA 18702


Jewelcor Companies
Att: Richard Huffsmith
100 N. Wilkes-Barre Blvd
4th Floor
Wilkes-Barre, PA 18702


8.	Miscellaneous

8.1	Settlement. The net proceeds from each sale of
Stock hereunder will be delivered to the Seller's account with DB Alex. Brown on a normal three-day settlement basis less any commissions agreed upon by Broker and Seller.

8.2	Assignment. This Sales Plan may not be assigned
by either party without this prior consent of the other party.

8.3	Governing Law; Jurisdiction. This Sales Plan,
and all transactions contemplated hereunder, shall be governed and construed in accordance with the laws of the State of New York.

8.4 	Entire Agreement. This Sales Plan, together with
the schedules, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and none of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided in this Sales Plan.

8.5	Descriptive Headings. The descriptive headings
of this Sales Plan are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Sales Plan.

8.6	Counterparts. This Sales Plan may be executed
in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties.

This Instruction shall not be effective until DB
Alex. Brown confirms its acceptance in
writing by signing below.

Adopted by Seller:				Acknowledged by the Company:

						(company name)



/s/						By:	/s/
Seymour Holtzman						(authorized signatory)
						(title)
/s/________________________
Evelyn Holtzman

Accepted by DB Alex. Brown:


/s/
(branch manager)
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